Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Appoints David Johnston as Chief Financial Officer

WALTHAM, MA, December 30, 2013 — ImmunoGen, Inc. (NASDAQ: IMGN), a biotechnology company that develops targeted anticancer therapies using its industry leading antibody-drug conjugate (ADC) technology, today announced the appointment of David Johnston as Executive Vice President and Chief Financial Officer, effective today. Mr. Johnston brings to ImmunoGen more than 30 years of experience in corporate finance, including 15 years in senior financial functions at biotechnology companies, as well as extensive experience in corporate planning. He reports to Daniel Junius, President and Chief Executive Officer of ImmunoGen.

“I am delighted to have Dave join ImmunoGen,” commented Mr. Junius. “His depth of experience in both senior financial positions and in corporate planning makes Dave well-suited to help successfully advance the Company to our next stages.”

Mr. Johnston joins ImmunoGen from AVEO Pharmaceuticals Inc., where he was the CFO. Prior to joining AVEO in 2007, Mr. Johnston was Senior Vice President of Finance, Corporate Planning and Analysis at Genzyme Corporation and, before that, the VP Finance and CFO of Genzyme Biosurgery. Prior to joining Genzyme in 1998, Mr. Johnston held financial, planning and analysis positions of increasing responsibility at several major corporations.  He holds a BS degree from Washington and Lee University and an MBA from the University of Michigan.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses a tumor-targeting engineered antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells; the Company has also developed antibodies with anticancer activity of their own. The most advanced compound with ImmunoGen’s ADC technology is Roche’s Kadcyla®, which is marketed in the US by Genentech and is also gaining approvals internationally. Additional compounds are in clinical testing by ImmunoGen and through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademarks of Genentech, Inc., a member of the Roche Group.

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